AMENDMENT NO. 1
TO THE
DECLARATION OF TRUST
OF
GOLDMAN SACHS CREDIT STRATEGIES FUND
     This AMENDMENT NO. 1 to the AMENDED AND RESTATED DECLARATION OF TRUST (the “Declaration”), dated the 12th day of March, 2009 of Goldman Sachs Credit Strategies Fund (the “Trust”) is made by the Trustees named below as of February 10, 2011:
     WHEREAS, Article X, Section 8 of the Declaration permits the Trustees, without a shareholder vote, to amend or supplement the Declaration, subject to certain conditions; and
     WHEREAS, the Trustees wish to amend the Trust’s Declaration to modify the quorum requirements with respect to meetings of the Trustees;
     NOW, THEREFORE, in consideration of the foregoing premise and the agreements contained herein, the undersigned, being all of the Trustees of the Trust and acting in accordance with Article X, Section 8 of the Declaration, hereby amend and restate Article II, Section 7 of the Declaration in its entirety as follows:
Section 7. Action by the Trustees. The Trustees shall act by the requisite vote at a meeting duly called (including a meeting by telephonic or other electronic means, unless the 1940 Act requires that a particular action be taken only at a meeting of Trustees in person) at which a quorum is present or by written consent of a majority of Trustees (or such greater number as may be required by applicable law) without a meeting. Three Trustees shall constitute a quorum at any meeting. For purposes hereof the term “requisite vote” shall mean (a) a majority vote, if a majority of the Trustees then in office shall be present at the meeting or (b) a unanimous vote if less than a majority of the Trustees then in office shall be present at the meeting. Notwithstanding the foregoing, a majority of the Trustees present at a meeting, whether or not representing a quorum, may act to adjourn a meeting. Any action taken by a unanimous vote of the Trustees where less than a majority of the Trustees is present at a meeting shall be reported at the next meeting of the Trustees where at least a majority is present. Meetings of the Trustees may be called orally or in writing by the President, the Chairman, or by any one of the Trustees. Notice of the time, date and place of all Trustees meetings shall be given to each Trustee as set forth in the By-Laws; provided, however, that no notice is required if the Trustees provide for regular or stated meetings. Notice need not be given to any Trustee who attends the meeting without objecting to the lack of notice or who signs a waiver of notice either before or after the meeting. Subject to the requirements of the 1940 Act, the Trustees by majority vote may delegate to any Trustee or Trustees authority to approve particular matters or take particular actions on behalf of the Trust. Any written consent or waiver may be provided and delivered to the Trust by facsimile or other similar electronic mechanism.

/s/ Ashok N. Bakhru	/s/ Donald C. Burke

Ashok N. Bakhru	Donald C. Burke
as Trustee and not individually	as Trustee and not individually

/s/ John P. Coblentz, Jr.	/s/ Diana M. Daniels

John P. Coblentz, Jr.	Diana M. Daniels
as Trustee and not individually	as Trustee and not individually

/s/ Joseph P. LoRusso	/s/ James A. McNamara

Joseph P. LoRusso	James A. McNamara
as Trustee and not individually	as Trustee and not individually

/s/ Jessica Palmer	/s/ Alan A. Shuch

Jessica Palmer	Alan A. Shuch
as Trustee and not individually	as Trustee and not individually

/s/ Richard P. Strubel

Richard P. Strubel
as Trustee and not individually